Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, Chief Financial Officer & Treasurer	Vice President, Marketing & Communications
(407) 650-1084	(407) 650-1205

CNL Hotels & Resorts Completes the Sale of Its Interest in
the Hotel del Coronado Resort for an Estimated Net Gain of $124 Million

(ORLANDO, Fla.) January 11, 2006 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today that the company closed on the sale of all of its interest in the venture that owns the 679-room Hotel del Coronado in San Diego. As a result of the sale, the company expects net proceeds of approximately $166 million and an estimated net gain of approximately $124 million.

The company expects to use a portion of the net proceeds from the sale for the previously announced acquisition of the 500-acre Grande Lakes Orlando resort.

About CNL Hotels & Resorts, Inc.

CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has nearly $5.5 billion in total assets with 92 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.

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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the planned use of proceeds, future acquisitions and investments, amount of proceeds and gain, and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could,” "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: a change in the planned use of proceeds, the inability to acquire properties that meet the Company’s investment objectives, changes in market conditions for hotels and resorts; continued ability to finance acquired properties in the asset backed securities markets; changes in interest rates and financial and capital markets; changes in generally accepted accounting principles the tax code and/or the application thereof; and such other risk factors as may be discussed in our annual reports on Form 10-K and other filings with the SEC. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.